Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 mailto: jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Second Quarter and Year-to-date 2012

SPOKANE, Wash. – Aug. 7, 2012, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $18.2 million, or $0.31 per diluted share, for the second quarter of 2012, compared to $23.0 million, or $0.39 per diluted share, for the second quarter of 2011. For the six months ended June 30, 2012, net income attributable to Avista Corp. was $56.6 million, or $0.96 per diluted share, compared to $64.9 million, or $1.12 per diluted share for the six months ended June 30, 2011.

“Avista’s earnings for the second quarter and first half of 2012 were below our expectations largely because retail loads were lower than we anticipated. The continued weak economy and operational challenges at certain industrial customers resulted in lower retail sales volumes. Based on results for the first half of the year and a reduction in our forecasted loads for the remainder of 2012, we expect our consolidated and utility earnings to be at the lower end of our guidance range for the year,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Our retail loads and utility earnings decreased as compared to the second quarter and first half of last year, primarily due to warmer weather in 2012. The continued weak economy and lower energy usage at certain industrial customers also contributed to the decrease. However, the decline in retail loads was partially offset by general rate increases and a decrease in operating costs.

“This spring we had above average precipitation and streamflows, which resulted in strong hydroelectric generation in the second quarter and first half of 2012. In addition, purchased power and natural gas fuel prices are below the level included in base rates, which ultimately benefits both customers and shareholders.

“Results from Ecova, our primary unregulated subsidiary, improved in the second quarter of 2012 as compared to the first quarter of 2012. The costs of completing recent acquisitions and the accelerated pace of integrating the companies in the first quarter resulted in a decrease in earnings for the first half of 2012 as compared to 2011. Ecova’s revenues continue to grow as it expands its customer base, and we expect the business to have strong results in the second half of the year,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2012 and the six months ended (YTD) June 30, 2012, as compared to the respective periods of 2011 are presented in the table below:

($ in thousands, except per-share data)	Q2 2012	Q2 2011	YTD 2012	YTD 2011
Operating Revenues	$343,585	$360,557	$795,842	$837,143
Income from Operations	$48,299	$55,524	$127,021	$140,349
Net Income attributable to Avista Corporation	$18,178	$23,001	$56,566	$64,919
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$18,020	$21,034	$57,497	$61,151
Ecova	$1,149	$1,841	$322	$3,548
Other	$(991)	$126	$(1,253)	$220
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.31	$0.36	$0.97	$1.06
Ecova	$0.02	$0.03	$0.01	$0.06
Other	$(0.02)	$—	$(0.02)	$—
Total earnings per diluted share attributable to Avista Corporation	$0.31	$0.39	$0.96	$1.12

The decrease in quarterly and year-to-date utility net income was primarily due to a decrease in gross margin (operating revenues less resource costs) and partially due to increases in depreciation, and amortization and interest expense. The decrease in gross margin was primarily due to warmer weather that reduced retail loads and associated revenues, partially offset by general rate increases. Heating degree days at Spokane were close to historical average for 2012, but decreased 21 percent as compared to the second quarter of 2011 and 9 percent as compared to the first half of 2011. The decrease in electric retail loads and associated revenues was also due in part to the continued weak economy and lower usage at certain industrial customers. The decrease in other operating expenses was primarily due to decreased electric maintenance costs (which included the regulatory deferral of certain maintenance costs) and outside services, partially offset by increased pensions and other postretirement benefits expense.

The decrease in net income for Ecova for the second quarter and six months ended June 30, 2012, was primarily due to an increase in depreciation and amortization due to intangibles recorded in connection with the acquisitions of Prenova, Inc. (Prenova) and LPB Energy Management (LPB). On a year-to-date basis, the decline was also due in part to $1.5 million in costs of completing the acquisitions and integrating Prenova and LPB incurred during the first quarter of 2012. In addition, Ecova’s total operating expenses increased and revenue growth, excluding the acquisitions, was lower than would be expected on an annualized basis.

The decline in results from the other businesses for both periods of 2012 as compared to 2011 was primarily due to increased litigation costs for the remaining contracts and previous operations of Avista Energy, as well as a net loss on investments.

Avista Utilities: On a quarterly basis, operating revenues decreased $26.7 million, and resource costs decreased $19.8 million, which resulted in a decrease of $6.9 million in gross margin. The gross margin on electric sales decreased $3.6 million, and the gross margin on natural gas sales decreased $3.3 million. The decrease in electric and natural gas gross margin was primarily due to warmer weather that reduced retail loads, partially offset by general rate increases. In addition to warmer weather, electric gross margin decreased due to the continued weak economy and lower usage at certain industrial customers. For the three months ended June 30, 2012, we recognized a benefit of $1.0 million under the Energy Recovery Mechanism (ERM) in Washington compared to an expense of $0.2 million for the three months ended June 30, 2011.

For the second quarter of 2012 as compared to the second quarter of 2011, retail electric revenues decreased $2.9 million due to a decrease in volumes sold, primarily caused by warmer weather, and partially offset by general rate increases. In addition to warmer weather, retail sales volumes declined due to the continued weak economy and lower usage at certain industrial customers. Sales of fuel decreased $10.6 million (reflecting sales of natural gas fuel not used in generation). These decreases in electric revenues were partially offset by an increase in wholesale electric revenues of $6.5 million (primarily due to an increase in wholesale volumes). Retail natural gas revenues decreased $11.2 million due to a decrease in volumes caused by warmer weather, and wholesale natural gas revenues decreased $20.5 million (due to a decrease in wholesale prices, partially offset by an increase is wholesale volumes).

On a year-to-date basis, operating revenues decreased $58.9 million, and resource costs decreased $56.9 million, which resulted in a decrease of $2.0 million in gross margin. The gross margin on electric sales decreased $0.4 million, and the gross margin on natural gas sales decreased $1.6 million. The decrease in electric and natural gas gross margin was primarily due to warmer weather that reduced retail loads, partially offset by general rate increases. In addition to warmer weather, electric gross margin decreased due to the continued weak economy and lower usage at certain industrial customers. For the six months ended June 30, 2012, we recognized a benefit of $5.1 million under the ERM in Washington compared to $4.7 million for the six months ended June 30, 2011.

Electric revenues decreased $22.3 million for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. Retail electric revenues decreased by $6.3 million, sales of fuel decreased by $29.9 million, while wholesale electric revenues increased by $12.4 million, and other electric revenues increased by $1.5 million.

Retail electric revenues decreased due to a decrease in use per customer primarily as a result of warmer weather, and due in part to the continued weak economy and lower usage at certain industrial customers, partially offset by the impact of general rate increases.

Wholesale electric revenues increased due to an increase in volumes, partially offset by a decrease in wholesale prices. The increase in sales volumes was primarily due to increased wholesale power optimization and lower than expected retail sales.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation of electricity in the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased due to a decrease in the volume of natural gas fuel sold as part of thermal generation resource optimization activities and higher usage of our thermal generation plants. This was due in part to decreased hydroelectric generation.

Natural gas revenues decreased $37.4 million for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011, due to a decrease in both retail and wholesale natural gas revenues.

The $15.6 million decrease in retail natural gas revenues was primarily due to a decrease in volumes, and partially due to slightly lower retail rates. We delivered less retail natural gas in the first half of 2012 as compared to the first half of 2011 primarily due to warmer weather. Residential and commercial natural gas use per customer decreased 8 percent as compared to the first half of 2011.

Wholesale natural gas revenues decreased $21.2 million due to a decrease in prices, partially offset by an increase in volumes.

Ecova: Ecova continues to expand its business from a focus on expense management to delivery of comprehensive energy and sustainability management services. In November 2011, Ecova completed the acquisition of Prenova, an Atlanta-based energy management company, and in January 2012 the acquisition of LPB, a Dallas-based energy management company, was completed. These acquisitions increase Ecova’s market share and allow Ecova to offer its clients a broader range of services leading to potential future earnings growth.

On a year-to-date basis, Ecova’s revenues increased $18.1 million, as compared to 2011, and totaled $77.1 million. This increase was primarily due to the acquisitions of Prenova and LPB, which added $11.6 million to operating revenues for the first half of 2012.

Ecova’s total operating expenses increased $25.0 million primarily due to increased costs necessary to support ongoing and future business growth, as well as to support the increased revenue volume obtained through the acquisitions. Included in total operating expenses was a $2.9 million increase in depreciation and amortization due to intangibles recorded in connection with the acquisitions.

In the first half of 2012, Ecova managed bills totaling $9.0 billion, a decrease of $0.5 billion as compared to the first half of 2011. This decrease was due to a decrease in the average value of each bill (due in part to a decline in natural gas prices), partially offset by an increase in accounts managed.

The previous owners of Cadence Network (a company acquired by Ecova in 2008) had a right to have their shares of Ecova common stock redeemed by Ecova during July 2011 or July 2012. These redemption rights were not exercised and expired effective July 31, 2012.

Other Businesses: The decline in results from the other businesses for both periods of 2012 as compared to 2011 was primarily due to increased litigation costs for the remaining contracts and previous operations of Avista Energy, as well as a net loss on investments.

METALfx had net income of $0.8 million for the six months ended June 30, 2012 and 2011.

Losses on venture fund investments were $0.5 million for the first half of 2012 compared to losses of less than $0.1 million for the first half of 2011.

Liquidity and Capital Resources: As of June 30, 2012, we had $284 million of available liquidity under our $400 million committed line of credit, with $91 million of cash borrowings and $25 million in letters of credit outstanding.

In June 2012, we entered into a bond purchase agreement with certain institutional investors in the private placement market for the purpose of issuing $80 million of 4.23 percent First Mortgage Bonds due in 2047. The issuance of the bonds will occur at closing in November 2012. The total net proceeds from the sale of the new bonds will be used to repay a portion of the borrowings outstanding under our $400 million committed line of credit and for general corporate purposes.

In May 2012, we cash settled interest rate swap contracts (notional amount of $75 million) and paid a total of $18.5 million. The interest rate swap contracts were settled in connection with the pricing of $80 million of First Mortgage Bonds as described above. Upon settlement of the interest rate swaps, the regulatory asset or liability (included as part of long-term debt) is amortized as a component of interest expense over the life of the forecasted interest payments.

We expect to issue up to $45 million of common stock in 2012 (with the majority in the second half of the year) in order to maintain our capital structure at an appropriate level for our business.

We are making significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for our customers and to replace aging infrastructure. Utility capital expenditures were $120 million for the first half of 2012 and are expected to be about $250 million for the full year 2012.

As of June 30, 2012, Ecova had a $60 million committed line of credit agreement with a financial institution, which was fully utilized. In July 2012, Ecova entered into a new five-year $125 million committed line of credit agreement with various financial institutions that replaced its $60 million committed line of credit agreement.

Earnings Guidance and Outlook

Avista Corp. expects 2012 consolidated earnings to be at the lower end of the guidance range of $1.65 to $1.85 per diluted share. This is due primarily to lower than expected retail loads during the first half of 2012 and a reduction in our forecasted loads for the remainder of the year.

We expect Avista Utilities to contribute at the lower end of the range of $1.51 to $1.66 per diluted share for 2012, which includes a benefit under the ERM within the 90 percent customer/10 percent company sharing band. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2012.

We continue to expect Ecova to contribute in the range of $0.16 to $0.19 per diluted share for 2012 and the other businesses to be between break-even and a loss of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Aug. 7, 2012, at 10:30 a.m. ET to discuss this news release. The call will be available at (866) 271-6130, pass code: 69625725. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 14, 2012. Call (888) 286-8010, pass code 79332770, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 359,000 customers and natural gas to 320,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Ecova. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of wind patterns on the availability of wind resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems, and/or other reasons that impair our ability to complete these projects in a timely and effective manner; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2011and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2012. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues	$343,585	$360,557	$795,842	$837,143

Operating expenses:
Utility resource costs	135,992	155,776	347,004	403,897
Other operating expenses	107,579	101,309	214,638	192,237
Depreciation and amortization	31,325	28,249	61,647	55,968
Utility taxes other than income taxes	20,390	19,699	45,532	44,692

Total operating expenses	295,286	305,033	668,821	696,794

Income from operations	48,299	55,524	127,021	140,349
Interest expense, net of capitalized interest	18,729	17,610	37,481	35,763
Other expense - net	678	803	1,297	1,435

Income before income taxes	28,892	37,111	88,243	103,151
Income tax expense	10,360	13,583	31,498	37,220

Net income	18,532	23,528	56,745	65,931
Net income attributable to noncontrolling interests	(354)	(527)	(179)	(1,012)

Net income attributable to Avista Corporation	$18,178	$23,001	$56,566	$64,919

Weighted-average common shares outstanding (thousands), basic	58,702	57,787	58,642	57,565
Weighted-average common shares outstanding (thousands), diluted	58,924	58,143	58,937	57,780
Earnings per common share attributable to Avista Corporation:
Basic	$0.31	$0.40	$0.96	$1.13

Diluted	$0.31	$0.39	$0.96	$1.12

Dividends paid per common share	$0.29	$0.275	$0.58	$0.55

Issued August 7, 2012

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$93,416	$74,662
Accounts and notes receivable	148,079	203,452
Investments and funds held for clients	129,079	118,536
Other current assets	184,791	217,906
Total net utility property	2,910,318	2,860,776
Other non-current assets	252,394	212,209
Regulatory assets for deferred income taxes	79,262	84,576
Regulatory assets for pensions and other postretirement benefits	252,312	260,359
Other regulatory assets	140,823	160,083
Other deferred charges	25,881	21,972

Total Assets	$4,216,355	$4,214,531

Liabilities and Equity
Accounts payable	$148,734	$166,954
Current portion of long-term debt	423	7,474
Current portion of nonrecourse long-term debt of Spokane Energy	14,304	13,668
Short-term borrowings	91,000	96,000
Client fund obligations	128,599	118,325
Other current liabilities	201,589	224,753
Long-term debt	1,147,765	1,169,826
Nonrecourse long-term debt of Spokane Energy	25,474	32,803
Long-term borrowings under committed line of credit	60,000	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	229,885	227,282
Pensions and other postretirement benefits	225,250	246,177
Deferred income taxes	517,568	505,954
Other non-current liabilities and deferred credits	104,379	116,084

Total Liabilities	2,946,517	2,976,847

Redeemable Noncontrolling Interests	53,424	51,809
Equity
Avista Corporation Stockholders' Equity:
Common stock (58,757,935 and 58,422,781 outstanding shares)	861,053	855,188
Retained earnings and accumulated other comprehensive loss	355,789	330,513

Total Avista Corporation Stockholders' Equity	1,216,842	1,185,701
Noncontrolling interests	(428)	174

Total Equity	1,216,414	1,185,875

Total Liabilities and Equity	$4,216,355	$4,214,531

Issued August 7, 2012

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Second Quarter		Six Months Ended, June 30,
	2012	2011	2012	2011
Avista Utilities
Retail electric revenues	$162,522	$165,448	$363,762	$370,090
Retail kWh sales (in millions)	1,971	2,037	4,375	4,508
Retail electric customers at end of period	359,250	356,515	359,250	356,515
Wholesale electric revenues	$21,176	$14,691	$46,193	$33,742
Wholesale kWh sales (in millions)	1,074	773	1,960	1,369
Sales of fuel	$30,017	$40,620	$55,059	$84,993
Other electric revenues	$6,132	$5,518	$10,889	$9,403
Retail natural gas revenues	$51,404	$62,604	$180,895	$196,476
Wholesale natural gas revenues	$31,492	$52,015	$75,832	$97,038
Transportation and other natural gas revenues	$3,385	$3,282	$7,054	$7,619
Total therms delivered (in thousands)	241,039	221,431	577,628	519,696
Retail natural gas customers at end of period	319,721	317,352	319,721	317,352
Intracompany revenues	$12,363	$23,755	$40,009	$40,791
Income from operations (pre-tax)	$46,028	$49,841	$125,109	$129,340
Net income attributable to Avista Corporation	$18,020	$21,034	$57,497	$61,151
Ecova
Revenues	$40,080	$29,821	$77,090	$58,979
Income from operations (pre-tax)	$1,971	$3,759	$371	$7,247
Net income attributable to Avista Corporation	$1,149	$1,841	$322	$3,548
Other
Revenues	$10,190	$10,763	$19,977	$20,494
Income from operations (pre-tax)	$300	$1,924	$1,541	$3,762
Net income (loss) attributable to Avista Corporation	$(991)	$126	$(1,253)	$220
Issued August 7, 2012